Exhibit 7.2

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (the “Agreement”) made on this 31st day of March, 2017, by and among mLight Tech, Inc., a Florida corporation (the “Company”), Todd Sudeck, with a residential address at 3011 Rivoli, Newport Beach CA 92660 (the “Seller”) and the parties listed on Exhibit A hereto (the “Purchasers”), setting forth the terms and conditions upon which the Seller will sell One Hundred Eighty Million (180,000,000) shares (the “Shares”) of common stock of the Company, par value US $0.0001 per share (the “Common Stock”), to the Purchasers (the “Securities Purchase”).

WITNESSETH:

WHEREAS, the Seller is the owner of Shares representing approximately Eighty-Seven point One-Seven percent (87.17%) of the issued and outstanding Common Stock of the Company, which Seller will sell and Purchasers will purchase.

WHEREAS, the Seller desires to sell the Shares to the Purchasers in consideration for the amount set forth in Section 1.01 herein below.

NOW THEREFORE, in consideration of the mutual promises, covenants, agreements and representations and warranties contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties herewith agree as follows:

ARTICLE I

SALE OF SECURITIES

1.01 Sale and Transfer of the Shares. Subject to the terms and conditions of this Agreement, at the Closing (as defined below), the Seller hereby agrees to sell the Shares, and each Purchaser hereby agrees to purchase such amount of Shares from the Seller, in the amounts (each, the “Purchase Price”) set forth next to each Purchaser’s name on Exhibit A, for an aggregate purchase price of Three Hundred and Twenty-Five Thousand ($325,000, the “Gross Purchase Price”), paid in accordance with Section 1.03 below. This is a private transaction between the Seller and the Purchasers.

1.02 Closing. The closing of the purchase and sale of the Shares (the “Closing”) shall take place remotely by electronic exchange of signature pages, on the date hereof (the “Closing Date”).

1.03 Payment of Purchase Price. The parties acknowledge that Purchasers have already deposited the Gross Purchase Price with Hunter Taubman Fischer & Li LLC (the “Escrow Agent”), to be held in escrow by Escrow Agent pending the Closing. At the Closing, Escrow Agent shall pay, and Purchasers shall cause Escrow Agent to pay, the Gross Purchase Price as follows:

(a) Sixty Thousand ($60,000) to the Persons and in the amounts set forth on Part A of Exhibit B (the “Seller Designated Payments”), and in accordance with the wire instructions for each Seller Designated Payment payee (each, a “Designated Payee”) set forth on Exhibit D. Escrow Agent shall deliver to Seller, the wire transfer confirmation showing the date, amount and wire transfer tracking number for each Seller Designated Payment to each Designated Payee. For purposes of this Agreement, “Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

(b) Two Hundred and Fifty-Five Thousand ($255,000),be released immediately at the Closing to the Seller as set forth on Part B of Exhibit B, and in accordance with the wire transfer instructions for the Seller set forth on Exhibit E.

(c) The remaining Ten Thousand ($10,000) will be released immediately upon the filing of the Company’s quarterly report on Form 10-Q for the period ended March 31, 2017 (the “Immediate Report”) to the Seller as set forth on Part C of Exhibit B, and in accordance with the wire transfer instructions for the Seller set forth on Exhibit E, provided that such Immediate Report is timely filed with the Securities and Exchange Commission (“SEC” or the “Commission”). In the event that the Immediate Report is not timely filed with the SEC, Purchasers shall notify the Escrow Agent in writing to release $10,000 pro rata based on their respective Purchase Price to each Purchaser as set forth in Exhibit A or as otherwise instructed in the release notice within 5 business days upon the occurrence of such failure. The Escrow Agent shall notify the Seller within 2 business days upon receipt of the release notice. The Seller shall notify the Purchasers and the Escrow Agent in writing within 5 business days upon the receipt of such notification from the Escrow Agent if it considers itself has satisfied its obligation under Section 5.01 of this Agreement and thus disputes such release. If the Seller timely notifies the Escrow Agent about the dispute, the Escrow Agent shall withhold $10,000 until the dispute is resolved and the Seller and Purchasers have to come to a mutual agreement about the release of $10,000. If the Seller does not or fails to notify the Escrow Agent within 5 business days of the receipt of the notice from the Escrow Agent, the Escrow Agent shall promptly release $10,000 pursuant to the release notice from the Purchasers.

1.04 Delivery of Shares.

(a) The Purchasers acknowledge that the Seller has already delivered the stock certificates for the Shares (the “Share Certificates”) and executed stock powers for the Shares (with the dates transferee names left blank) (the “Stock Powers”) to Escrow Agent, to be held in escrow by Escrow Agent pending the Closing.

(b) At the Closing:

(i) Upon receipt of the Net Purchase Price, the seller shall send a written notice to Escrow Agent (which notice may be by email) instructing Escrow Agent to release the Share Certificates and Stock Powers to the Purchasers. Upon receipt of such written notice from the Seller, Escrow Agent shall release the Share Certificates and Stock Powers to the appropriate respective Purchasers. The Seller shall not have any liability or responsibility related to the release of the Share Certificates or Stock Powers to the correct Purchasers.

1.05 Other Closing Deliveries. At the Closing, the Company shall deliver to each party a duly executed copy of the unanimous written consent of the Company’s board of directors and of the board of directors of The Ding King Training Institute, Inc., a California corporation ("DKTI"), authorizing the Company and DKTI, respectively, to enter into this Agreement and the transactions contemplated hereby.Seller, Purchasers, Company and DKTI will deliver such other customary closing documents as may be reasonably requested by the other parties.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in: (i) any disclosure schedules delivered by or on behalf of the Company to the Purchasers on the date hereof, or (ii) in the forms, reports, schedules, statements, registrations statements, prospectuses and other documents required to be filed or furnished by the Company with the U.S. Securities and Exchange Commission, together with any amendments, restatements or supplements thereto (collectively, the “SEC Reports”), the Company represents and warrants to the Purchasers as follows:

2.01 Organization. The Company is a Florida corporation duly organized, validly existing, and in good standing under the laws of Florida, has all necessary corporate authority and powers, governmental licenses, authorizations, consents and approvals to carry on its business as presently conducted and to own, hold and operate its properties and assets as now owned, and is duly qualified to do business and is in good standing in the state of Florida. The Company is duly qualified, licensed or domesticated as a foreign corporation in good standing in each jurisdiction wherein the nature of its activities or its properties owned, held or operated makes such qualification, licensing or domestication necessary, except where the failure to be so duly qualified, licensed or domesticated and in good standing would not have a Material Adverse Effect. Schedule 2.01sets forth a true, correct and complete list of the Company’s jurisdiction of organization and each other jurisdiction in which the Company presently conducts its business or owns, holds and operates its properties and assets. The Company is a reporting company under the Securities Exchange Act of 1934 (the “Exchange Act”) pursuant to SEC rules and regulations. The shares of Common Stock of The Company are currently quoted on the OTC Pink market of the OTC Markets Group under the symbol “MLGT”. “Material Adverse Effect” means, any change, effect or circumstance which, individually or in the aggregate, would reasonably be expected to: (a) have a material adverse effect on the business, assets, financial condition or results of operations of The Company, as the case may be, in each case taken as a whole; (b) materially impair the ability of The Company, as the case may be, to perform its obligations under this Agreement, excluding any change, effect or circumstance resulting from: (i) the announcement, pendency or consummation of the transactions contemplated by this Agreement, (ii) changes in the United States securities markets generally, (iii) changes in general economic, currency exchange rate, political or regulatory conditions in industries in which The Company, as the case may be, operates, (iv) any changes in applicable laws or accounting rules or principles, including changes in GAAP, (v) acts of war, sabotage or terrorism, military actions or the escalation thereof; or (c) that would prohibit or otherwise materially interfere with the ability of any party to this Agreement to perform any of its obligations under this Agreement in any material respect.

2.02 Subsidiaries. Except as disclosed in Schedule 2.02, the Company does not own, directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture or other entity or enterprise.

2.03 Organizational Documents. True, correct and complete copies of the Organizational Documents of the Company have been delivered to the Purchasers prior to the execution of this Agreement, and no action has been taken to amend or repeal such Organizational Documents since such date of delivery. The Company is not in violation or breach of any of the provisions of its Organizational Documents. “Organizational Documents” means, the Company’s certificate of incorporation and bylaws.

2.04 Capitalization and Related Matters.

(a) The authorized capital stock of the Company consists of 300,000,000 shares of Common Stock authorized, par value $0.0001 per share, of which 206,500,000 shares of Common Stock are issued and outstanding. All issued and outstanding shares immediately prior to the Securities Purchase are duly authorized, validly issued, fully paid and non-assessable, free of liens, encumbrances, options, restrictions and legal or equitable rights of others not a party to this Agreement. There are no outstanding options, warrants, purchase agreements, participation agreements, subscription rights, conversion rights, exchange rights or other securities or contracts that could require The Company to issue, sell or otherwise cause to become outstanding any of its authorized but unissued shares of capital stock or any securities convertible into, exchangeable for or carrying a right or option to purchase shares of capital stock or to create, authorize, issue, sell or otherwise cause to become outstanding any new class of capital stock.

(b) No Redemption Requirements. There are no outstanding contractual obligations (contingent or otherwise) of the Company to retire, repurchase, redeem or otherwise acquire any outstanding shares of capital stock of, or other ownership interests in the Company or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other Person.

2.05 Authorization. The Company has all requisite authority and power (corporate and other), governmental licenses, authorizations, consents and approvals to enter into this Agreement to which The Company is a party, to consummate the transactions contemplated by this Agreement to which the Company is a party and to perform its obligations under this Agreement to which the Company is a party. The execution, delivery and performance by the Company of this Agreement to which the Company is a party requires no authorization, consent, approval, license, exemption of or filing or registration with any Governmental Authority or other Person other than such other customary filings with the Commission for transactions of the type contemplated by this Agreement.

2.06 No Violation. Neither the execution nor the delivery by the Company of this Agreement to which the Company is a party, nor the consummation or performance by the Company of the transactions contemplated hereby or thereby will, directly or indirectly, (a) contravene, conflict with, or result in a violation of any provision of the Organizational Documents of the Company; (b) contravene, conflict with, constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, or result in the imposition or creation of any lien under, any agreement or instrument to which the Company is a party or by which the properties or assets of the Company are bound; (c) contravene, conflict with, or result in a violation of, any law or order of a governmental authority to which the Company, or any of the properties or assets owned or used by the Company, may be subject; or (d) contravene, conflict with, or result in a violation of, the terms or requirements of, or give any governmental authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any licenses, permits, authorizations, approvals, franchises or other rights held by the Company, or that otherwise relate to the business of, or any of the properties or assets owned or used by the Company, except, in the case of clauses (b), (c), or (d), for any such contraventions, conflicts, violations, or other occurrences as would not have a Material Adverse Effect.

2.07 Binding Obligations. Assuming this Agreement has been duly and validly authorized, executed and delivered by the parties hereto other than the Company, this Agreement to which the Company is a party is duly authorized, executed and delivered by the Company and constitutes the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar Laws affecting the enforcement of creditors rights generally.

2.08 Financial Statements. The Company is a reporting company under the Exchange Act and applicable SEC rules and audited financial statements can be found on EDGAR. The Company’s financial statements contained in its filings on EDGAR (the “Financial Statements”) have been prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods indicated and with each other, except that the unaudited Financial Statements do not contain footnotes required by U.S. GAAP. The Financial Statements fairly present the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments. Except as set forth in the Financial Statements, the SEC Reports, and Exhibit C of this Agreement, the Company has no material liabilities (contingent or otherwise). Except as set forth in the SEC Reports or as listed on Exhibit C, the Company is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation

2.09 Filings with Government Agencies. The Company files annual and quarterly reports with the SEC and is current in all filings that might be required and is current in their filings and reporting to the state of Florida. Upon the purchase of the Shares by the Purchasers, Purchasers will have the full responsibility for filing any and all documents required by the SEC and/or any other government agency that may be required. The Company will supply the Purchasers with all information that is currently available for the Company.

2.10 Liabilities. Except as set forth on Schedule 2.10, in the SEC Reports, the Company has no debt, obligation or liability of any nature, whether accrued, absolute, contingent, liquidated or otherwise, whether due or to become due, whether or not known to the Company arising out of any transaction entered into at or prior to the Closing Date or any act or omission at or prior to the Closing Date, except to the extent set forth on or reserved against on the Company’s Balance Sheet. The Company has not incurred any liabilities or obligations under agreements entered into, in the usual and ordinary course of business since February 27, 2017. It is understood and agreed that the purchase of the Shares is predicated on the Company not having any debt at Closing, and the Company will not, as of Closing, have any debt other than as set forth on Exhibit C, which is to be paid at Closing. The Company is not aware of any pending, threatened or asserted claims, lawsuits or contingencies involving the Company or its shares. To the Knowledge of the Company, there is no dispute of any kind between the Company and any third party, and to the Company’s Knowledge, no such dispute will exist at the Closing of this transaction and at the Closing, the Company will be free from any and all debts.

2.11 Tax Returns and Audits.

(a) Tax Returns. The Company has filed all outstanding federal or state tax returns prior to the Closing. No Governmental Authority in any jurisdiction has made a claim, assertion or threat to the Company that the Company is or may be subject to taxation by such jurisdiction; there are no Liens with respect to taxes on the Company’s property or assets other than Permitted Liens; and there are no tax rulings, requests for rulings, or closing agreements relating to the Company for any period (or portion of a period) that would affect any period after the date hereof.

(b) No Adjustments, Changes. Neither the Company nor any other person on behalf of the Company (a) has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law; or (b) has agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law.

(c) No Disputes. To the Company’s Knowledge there is no pending audit, examination, investigation, dispute, proceeding or claim with respect to any taxes of the Company, nor is any such claim or dispute pending or contemplated.

(d) Not a U.S. Real Property Holding Corporation. The Company is not and has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(e) No Tax Allocation, Sharing. The Company is not and has not been a party to any tax allocation or sharing agreement.

(f) No Other Arrangements. The Company is not a party to any agreement, contract or arrangement for services that would result, individually or in the aggregate, in the payment of any amount that would not be deductible by reason of Section 162(m), 280G or 404 of the Code. The Company is not a “consenting corporation” within the meaning of Section 341(f) of the Code. The Company does not have any “tax-exempt bond financed property” or “tax-exempt use property” within the meaning of Section 168(g) or (h), respectively of the Code. The Company does not have any outstanding closing agreement, ruling request, requests for consent to change a method of accounting, subpoena or request for information to or from a Governmental Authority in connection with any tax matter. During the last two years, the Company has not engaged in any exchange with a related party (within the meaning of Section 1031(f) of the Code) under which gain realized was not recognized by reason of Section 1031 of the Code. The Company is not a party to any reportable transaction within the meaning of Treasury Regulation Section 1.6011-4.

2.12 Material Assets. The financial statements of the Company set forth in the SEC Reports reflect the material properties and assets (real and personal) owned or leased by the Company.

2.13 Litigation; Orders. There is no proceeding (whether Federal, state, local or foreign) pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of the Company’s properties, assets, business or employees. To the Knowledge of the Company, there is no fact that might result in or from the basis for any such proceeding. The Company is not subject to any orders.

2.14 No Brokers or Finders. Except as disclosed in Schedule 2.14, no person has, or as a result of the transactions contemplated herein will have, any right or valid claim against the Company for any commission, fee or other compensation as a finder or broker, or in any similar capacity, and after the Closing, the Company will indemnify and hold the Purchasers harmless against any liability or expense arising out of, or in connection with, any such claim.

2.15 Intentionally Left Blank.

2.16 Contracts, Leases and Assets. The Company has provided to the Purchasers, prior to the date of this Agreement, true, correct and complete copies of each written contract which Purchasers have requested from it and to which the Company is a party, including each amendment, supplement and modification thereto. No person holds a power of attorney from the Company.

2.17 No Defaults. The Company is not in material breach or material default of any Material Contract to which it is a party and, to the Knowledge of the Company, no other party to any Material Contract to which the Company is a party is in material breach or material default thereof, except as has not had a Material Adverse Effect on the Company. To the Company’s Knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time) would (a) contravene, conflict with or result in a violation or breach of, or become a material default or material event of default under, any provision of any Material Contract to which the Company is a party, or (b) permit the Company or any other person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any Material Contract to which the Company is a party. The Company has not received notice of the pending or threatened cancellation, revocation or termination of any Material Contract to which it is a party. There are no renegotiations of, or attempts to renegotiate, or outstanding rights to renegotiate any material terms of any Material Contract to which the Company is a party. “Material Contract” means any contract to which the Company is a party that: (i) involves aggregate annual revenue or payments in excess of $25,000 per year; (ii) that is for the purchase, sale or lease of real property; (iii) that involves the Company’s receipt of goods or services in excess of $25,000 per year, without respect to dollar amounts, or (iv) is an employment agreement involving annual base salary payments in excess of $80,000.

2.18 Employees.

(a) Except as set forth on Schedule 2.18(a), the Company has no employees, independent contractors or other Persons providing services to them. Except as would not have a Material Adverse Effect, the Company is in full compliance with all Laws regarding employment, wages, hours, benefits, equal opportunity, collective bargaining, the payment of Social Security and other taxes, and occupational safety and health. The Company is not liable for the payment of any compensation, damages, taxes, fines, penalties or other amounts, however designated, for failure to comply with any of the foregoing Laws.

(b) No director, officer or employee of the Company is a party to, or is otherwise bound by, any contract (including any confidentiality, non-competition or proprietary rights agreement) with any other person that in any way adversely affects or will materially affect (a) the performance of his or her duties as a director, officer or employee of the Company, or (b) the ability of the Company to conduct its business. Except as set forth on Schedule 2.18(b), each employee of the Company is employed on an at-will basis and the Company does not have any contract with any of its employees which would interfere with its ability to discharge its employees.

2.19 Compliance with Laws. The business and operations of the Company have been and are being conducted materially in accordance with all applicable Laws and Orders. the Company has not received notice of any violation (or any Proceeding involving an allegation of any violation) of any applicable Law or Order by or affecting the Company and, to the Knowledge of the Company, no proceeding involving an allegation of violation of any applicable Law or Order is threatened or contemplated. To the Knowledge of the Company, it has complied with all federal and state securities laws in connection with the offer, sale and distribution of its securities. At the time that the Company sold the Shares to the Seller, the Company was entitled to use the exemptions provided by the Securities Act of 1933 (the “Securities Act”) relative to the sale of its shares.

2.20 Certain Proceedings. There is no pending proceeding that has been commenced against the Company and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement. To the Knowledge of the Company, no such proceeding has been threatened.

2.21 Litigation. The Company is not a party to any suit, action, arbitration, or legal, administrative, or other proceeding, or pending governmental investigation. To the best Knowledge of the Company, there is no basis for any such action or proceeding and no such action or proceeding is threatened against the Company.The Company is not a party to or in default with respect to any order, writ, injunction, or decree of any federal, state, local, or foreign court, department, agency, or instrumentality.

2.22 Governmental Inquiries. The Company has provided to the Purchasers a copy of each material written inspection report, questionnaire, inquiry, demand or request for information received by the Company from any Governmental Authority, and the Company’s response thereto, and each material written statement, report or other document filed by the Company with any Governmental Authority.

2.23 Bank Accounts and Safe Deposit Boxes. Except as set forth on Schedule 2.23, the Company does not have any bank or other deposit or financial account, nor does the Company have any lock boxes or safety deposit boxes.

2.24 Intellectual Property. The Company does not own, use or license any intellectual property in its business as presently conducted.

2.25 Title to Properties. The Company (with good and marketable title in the case of real property) holds under valid leases the rights to use all real property, plants, machinery, equipment and other personal property necessary for the conduct of its business as presently conducted, free and clear of all Liens, except Permitted Liens.

2.26 SEC Reports; Financial Statements. Except as set forth on Schedule 2.26, the Company has filed all SEC Reports for the three (3) years preceding the date hereof (or such shorter period as the Company was required by law to file such material). As of their respective dates, the SEC Reports and any registration statements filed under the Securities Act (the “Registration Statements”) complied in all material respects with the requirements of the Exchange Act and the Securities Act, as applicable, and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Reports or Registration Statements, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All Material Contracts to which the Company is a party or to which the property or assets of the Company are subject have been appropriately filed as exhibits to the SEC Reports and the Registration Statements as and to the extent required under the Exchange Act and the Securities Act, as applicable. The financial statements of the Company included in the Registration Statement and the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of unaudited statements as permitted by Form 10-Q of the Commission), and fairly present in all material respects (subject in the case of unaudited statements, to normal, recurring audit adjustments) the financial position of the Company as at the dates thereof and the results of its operations and cash flows for the periods then ended. The disclosure set forth in the SEC Reports and Registration Statements regarding the Company’s business is current and complete and accurately reflects operations of the Company, as it exists as of the date hereof, except as has not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

2.27 Stock Option Plans; Employee Benefits.

(a) the Company has no stock option plans providing for the grant by the Company of stock options to directors, officers or employees.

(b) the Company has no employee benefit plans or arrangements covering their present and former employees or providing benefits to such persons in respect of services provided the Company.

(c) Neither the consummation of the transactions contemplated hereby alone, nor in combination with another event, with respect to each director, officer, employee and consultant of the Company, will result in (a) any payment (including, without limitation, severance, unemployment compensation or bonus payments) becoming due from the Company (except as otherwise contemplated by this Agreement), (b) any increase in the amount of compensation or benefits payable to any such individual, or (c) any acceleration of the vesting or timing of payment of compensation payable to any such individual. No agreement, arrangement or other contract of the Company provides benefits or payments contingent upon, triggered by, or increased as a result of a change in the ownership or effective control of the Company.

2.28 Intentionally Left Blank.

2.29 Money Laundering Laws. The operations of the Company are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all U.S. and non-U.S. jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the “Money Laundering Laws”) and no Proceeding involving the Company with respect to the Money Laundering Laws is pending or, to the Knowledge of the Company, threatened.

2.30 Bad Actor Representation. None of the Company, any of its predecessors, any affiliated issuer, any director, executive officer, other officer of the Company participating in the this transaction, any beneficial owner of 20% or more of the Company’s outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the Securities Act) connected with the Company in any capacity at the time of sale (each, an "Issuer Covered Person" and, together, "Issuer Covered Persons") is subject to any of the "Bad Actor" disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a "Disqualification Event"), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3). The Company has exercised reasonable care to determine whether any Issuer Covered Person is subject to a Disqualification Event.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER

Except as set forth in: (i) any disclosure schedules delivered by or on behalf of the Seller to the Purchasers on the date hereof, or (ii) the SEC Reports, the Seller represents and warrants severally, as to itself only and not as to or jointly with the Company, as follows:

3.01 Authorization. The Seller, as to itself, has all requisite authority and power (corporate and other), governmental licenses, authorizations, consents and approvals required of it, to enter into this Agreement, to consummate the transactions contemplated by this Agreement and to perform its obligations under this Agreement. The execution, delivery and performance of this Agreement by the Seller does not require the Seller to obtain any authorization, consent, approval, license, exemption of or filing or registration with any Governmental Authority or other person other than such other customary filings with the Commission for transactions of the type contemplated by this Agreement.

3.02 No Violation. Neither the execution nor the delivery by the Seller of this Agreement to which the Seller is a party, nor the consummation or performance by the Seller of the transactions contemplated hereby or thereby will, directly or indirectly, (a) contravene, conflict with, constitute a material default (or an event or condition which, with notice or lapse of time or both, would constitute a material default) under, or result in the termination or acceleration of, or result in the imposition or creation of any lien under, any agreement or instrument to which the Seller is a party or by which the Seller’s Shares are bound; or (b) contravene, conflict with, or result in a violation of, any Law or Order to which the Seller, or the Shares, may be subject.

3.03 Ownership of Securities. The Seller, as to the Shares it is selling hereunder, owns, on record and beneficially, and has good, valid and indefeasible title to and the right to transfer to the Purchasers pursuant to this Agreement, such Shares free and clear of any and all liens. Except as set forth on Schedule 3.03, there are no options, rights, voting trusts, stockholder agreements or any other contracts or understandings to which the Seller is a party or by which the Seller or the Shares are bound with respect to the issuance, sale, transfer, voting or registration of the Shares. At the Closing date, the Purchasers will acquire good, valid and marketable title to such Shares free and clear of any and all liens.

3.04 Litigation. The Seller represents that there is no pending proceeding against it that involves the Shares or that challenges, or may have the effect of preventing, delaying or making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement, and, to the Knowledge of the Seller, no such proceeding has been threatened.

3.05 Intentionally Left Blank.

3.06 Binding Obligations. Assuming this Agreement has been duly and validly authorized, executed and delivered by the parties hereto other than the Seller, this Agreement to which the Seller is a party is duly authorized, executed and delivered by the Seller and constitutes the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar Laws affecting the enforcement of creditors rights generally.

3.07 Ability to Carry Out Obligations. The Seller, as to itself, has the power, and authority to enter into, and perform its obligations under this Agreement. The execution and delivery of this Agreement by the Seller and the performance by the Seller of its obligations hereunder will not cause, constitute, or conflict with or result in (a) any breach or violation of any of the provisions of or constitute a default under any agreement to which the Seller is a party, or by which the Seller is bound, or (b) an event that would result in the creation or imposition of any lien, charge, or encumbrance upon the Shares being sold by the Seller pursuant to this Agreement.

3.08. Application of Purchase Price. The Seller acknowledges and agrees that it will not own, directly or indirectly, any shares, equity interest or securities of the Company after the consummation of the transactions contemplated by the Spin-Off Agreement dated the date hereof, by and among the Company and DKTI (the “Spin-Off Agreement”).

ARTICLE IV

REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE PURCHASERS

The Purchasers represent, warrant, agree and covenant, severally and not jointly, to the Company and to each Seller, as follows:

4.01. Purchaser is Not a US Person. Each Purchaser represents and warrants that: (A) such Purchaser is not a US person as defined in Rule 902 of Regulation S under the Securities Act (each, “US person”); (B) all offers to acquire the Shares were made to the Purchaser while the Purchaser was outside the United States; (C) the Purchaser’s request to acquire the Shares originated while the Purchaser was outside of the United States, (D) neither the Shares nor any interest therein will be transferred within the United States, its territories or possessions or to any US person and (E) the Shares have not been acquired for the benefit of any US person.

4.02. Residency. Each Purchaser is a resident of the jurisdiction set forth immediately next to such Purchaser’s name on Exhibit A hereto.

4.03. Limits on Transfer or Re-sale. Each Purchaser acknowledges and agrees that: (i) the sale of the Shares pursuant to this Agreement has not been and is not being registered under the Securities Act or any applicable state securities laws, and the Shares may not be may not be resold, pledged, assigned, hypothecated or otherwise transferred, with or without consideration (“Transfer”) by any Purchaser unless: (a) the Shares are resold or otherwise Transferred in a subsequent transaction pursuant to an effective registration statement under the Securities Act, (b) the Purchaser shall have obtained, at its cost, an opinion of counsel that shall be in form, substance and scope customary for opinions of counsel in comparable transactions, to the effect that the Shares to be resold or Transferred may be resold or Transferred pursuant to an exemption from such registration, (c) the Shares are resold or Transferred to an “affiliate” (as defined in Rule 144 promulgated under the Securities Act (or a successor rule) (“Rule 144”)) of the Purchaser who agrees to sell or otherwise Transfer the Securities only in accordance with this Section 4.03 who is a non US Person (d) the Shares are resold pursuant to Rule 144, or (e) the Shares are resold pursuant to Regulation S under the Securities Act (or a successor rule) (“Regulation S”); (ii) any resale or Transfer of such Shares made in reliance on Rule 144 may be made only in accordance with the terms of said Rule and further, if said Rule is not applicable, any re-sale or transfer of such Shares under circumstances in which the seller (or the person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the Securities Act) may require compliance with some other exemption under the Securities Act or the rules and regulations of the SEC thereunder; (iii) neither the Company, nor any Seller, nor any other person is under any obligation to register such Shares under the Securities Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder (in each case); and (iv) in the absence of an effective registration statement under the Securities Act and any applicable state securities laws applicable to the Shares or an exemption from such registration, the Purchasers may have to hold the Shares indefinitely and may be unable to liquidate them in case of an emergency.

4.04. Reliance on Exemptions. Each Purchaser understands that the Shares are being offered and sold to it in reliance upon specific exemptions from the registration requirements of United States federal and state securities laws and that the Company and each Seller is relying upon the truth and accuracy of, and each Purchaser’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of the Purchaser to acquire the Shares.

4.05. Restrictions on Transferability. Each Purchaser is aware of the restrictions of transferability of the Shares and further understands the certificates shall bear the following legend(s).

(a) THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER APPLICABLE FEDERAL AND STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, WHICH OPINION SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN SOLD PURSUANT TO AN EXEMPTION FROM REGISTRATION IN ACCORDANCE WITH REGULATION “S” (17 C.F.R. 230.901 THROUGH 230.905 AND ITS PRELIMINARY NOTES) UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE SECURITIES MAY NOT BE OFFERED, SOLD OR TRANSFERRED TO A U.S. PERSON, OR FOR THE ACCOUNT OR BENEFIT OF A U.S. PERSON, OR INTO THE UNITED STATES EXCEPT PURSUANT TO A REGISTRATION STATEMENT, OR A VALID EXEMPTION FROM REGISTRATION BASED ON AN OPINION OF COUNSEL APPROVED BY THE ISSUER. HEDGING TRANSACTIONS INVOLVING THESE SECURITIES MAY NOT BE CONDUCTED, DIRECTLY OR INDIRECTLY, UNLESS IN COMPLIANCE WITH THE SECURITIES ACT OF 1933, AS AMENDED.

(b) Any legend required to be placed thereon by any appropriate securities commission or commissioner.

4.06. Governmental Review. Each Purchaser understands that no United States federal or state agency or any other government or governmental agency has passed upon or made any recommendation or endorsement of the Shares.

4.07. Investment Intent. Each Purchaser is acquiring the Shares for their own account for investment, and not with a view toward distribution thereof. Each Purchaser further represents that he/she/it does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Shares. If the Purchaser is an entity, the Purchaser represents that it has not been formed for the specific purpose of acquiring the Shares. Purchaser acknowledges that an investment in the Securities is a high-risk, speculative investment.

4.08. No Advertisement. The Purchasers acknowledge that the Shares have been offered to them in direct communication between them and Seller, and not through any advertisement or general solicitation of any kind.

4.09. Knowledge and Experience. The Purchasers acknowledge that they have been encouraged to seek their own legal and financial counsel to assist them in evaluating this purchase. The Purchasers acknowledge that the Company has given them and Purchasers’ Counsel access to all information relating to the Company’s business that they or any one of them have requested. The Purchasers acknowledge that they have sufficient business and financial experience, and Knowledge concerning the affairs and conditions of the Company so that they can make a reasoned decision as to this purchase of the Shares and are capable of evaluating the merits and risks of this purchase.

4.10. Authorization; Enforcement. This Agreement has been duly executed and delivered on behalf of each Purchaser, and this Agreement constitutes the valid and binding agreement of each Purchaser and is enforceable against each Purchaser in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and except as may be limited by the exercise of judicial discretion in applying principles of equity.

4.11. Non-Contravention. Neither the execution, delivery or performance of this Agreement by any Purchaser, nor the consummation by any Purchaser of the transactions contemplated hereby, nor compliance by any Purchaser with any of the provisions of this Agreement shall (a) if such Purchaser is an entity, violate any provision of its governing documents, (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent or approval under, any note, bond, mortgage, indenture, deed of trust or other agreement, contract or instrument to which Purchaser is bound or by which Purchaser or any of its properties or assets may be bound or affected, or (c) result in the imposition of any Lien upon any of the properties or assets of Purchaser, except in the case of clause (b) and (c), as would not have a material adverse effect on Purchaser.

4.12. Litigation. There are no court, administrative, arbitration, mediation or other proceedings (including disciplinary proceedings), claims, lawsuits, reviews, formal or informal complaints or investigations, actions, or inquiries of any nature by any governmental authority or any other Person (collectively, “Proceedings”) pending or, to the actual Knowledge of any Purchaser, threatened against Purchaser which seek to restrain or enjoin the consummation of the transactions contemplated by this Agreement.

4.13. Intentionally Left Blank.

4.14. Ability to Carry Out Obligations. Each Purchaser, as to itself, has the power, and authority to enter into, and perform its obligations under this Agreement. The execution and delivery of this Agreement by such Purchaser and the performance by such Purchaser of its obligations hereunder will not cause, constitute, or conflict with or result in any breach or violation of any of the provisions of or constitute a default under any agreement to which such Purchaser is a party, or by which such Purchaser is bound.

ARTICLE V

COVENANTS

5.01 SEC Report.

(a) From and after the Closing Date until the filing of the Immediate Report with the SEC, the Seller shall timely collect and deliver necessary information of the Company’s business or operation prior to and as of the Closing Date for the purpose of preparing the Immediate Report and shall use its best efforts to cooperate with the Company and the Company’s auditor in connection with the auditor’s review on the Immediate Report.

(b) From and after the Closing Date, in the event the SEC notifies the Company of its intent to review any SEC Report filed prior to the Closing Date or the Company receives any oral or written comments from the SEC with respect to any SEC Report filed prior to the Closing Date or any disclosure regarding the Company business or operations, as in existence through the date hereof in any SEC Report or registration statement filed after the Closing Date, the Purchasers shall promptly notify the Seller and the Seller shall make commercially reasonable efforts to cooperate with the Purchasers in connection with such review and response.

5.02 Spin-Off Agreement. The Company, the Seller, and each Purchaser, hereby acknowledges, consents, authorizes and agrees that simultaneously with the closing on this Agreement, the Company has entered into the Spin-Off Agreement, in which the Company has agreed to sell all of the capital stock of DKTI, the Company’s operating subsidiary and only material asset, to the Seller. Each Purchaser acknowledges and agrees that it will not own, directly or indirectly, any shares, equity interest or securities of DKTI.

5.03 Assistance with Post-Closing Record Requests. It is understood that certain corporate records that were generated during the normal course of business of the Company have not been delivered to the Purchasers before the Closing Date and the Seller agrees to use its best efforts to obtain such records upon the reasonable request of the Purchaser after the Closing Date. In the event that such records are not timely delivered to the Purchasers upon their request, the Seller shall indemnify and hold the Purchasers harmless against any loss, liability or expense arising out of, or in connection with the failure of such delivery.

5.04 Public Announcements. Purchasers shall cause the Company to file with the Commission a Current Report on Form 8-K describing the material terms of the transactions contemplated hereby as soon as practicable following the Closing Date but in no event more than four (4) business days following the Closing Date. Prior to the Closing Date, the Purchasers and the Company shall consult with each other in issuing the Form 8-K and any other press releases or otherwise making public statements or filings and other communications with the Commission or any regulatory agency or stock market or trading facility with respect to the transactions contemplated hereby and none of the parties shall issue any such press release or otherwise make any such public statement, filings or other communications without the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed, except that no prior consent shall be required if such disclosure is required by Law, or the rules of any securities exchange or self-regulatory organization, in which case the disclosing party shall provide the other parties with prior notice of no less than three (3) calendar days, of such public statement, filing or other communication and shall incorporate into such public statement, filing or other communication the reasonable comments of the other parties.

5.05 Assistance with Post-Closing SEC Reports and Inquiries. Upon the reasonable request of the Purchasers, after the Closing Date, the Seller shall use reasonable best efforts to provide such information available to them, including information, filings, reports, financial statements or other circumstances of the Company occurring, reported or filed prior to the Closing, as may be necessary or required by the Company for the preparation of the post-Closing Date reports that the Company is required to file with the Commission to remain in compliance and current with its reporting requirements under the Exchange Act, or filings required to address and resolve matters as may relate to the period prior to the Closing and any Commission comments relating thereto or any Commission inquiry thereof.

5.06 Representations & Covenants. All representations shall be true as of the Closing and all such representations shall survive the Closing for a period of one year except as otherwise set forth in Article VI (Remedies). All covenants shall survive indefinitely.

ARTICLE VI

REMEDIES

6.01 Governing Law; Indemnification is Exclusive Remedy. This Agreement will be governed by the laws of the State of New York without regard to conflicts of laws principles. Any controversy or claim arising out of, or relating to, this Agreement, or the making, performance, or interpretation thereof, shall be adjudicated by the Courts of California and may only be brought by a party if it is permitted pursuant to and is brought in accordance with the provisions of this Article VI. No party may bring any claim for breach, loss or damage arising out of, or relating to, this Agreement, or the making, performance, or interpretation thereof, unless the party bringing such claim is entitled to indemnification for such breach, loss or damage pursuant to Article VI of this Agreement.

6.02 Indemnification.

(a) Indemnification by Seller. From and after the Closing, Seller agrees to indemnify the Purchasers against all actual losses, damages and expenses (collectively, “Losses”)actually incurred by such Purchasers, caused by (i) any breach of any representation or warranty made by the Seller in Article III of this Agreement; and (ii) any breach of any covenant or obligation of the Seller in this Agreement or any documents required to be performed by the Seller after the Closing Date. The representations and warranties of Seller contained in this Agreement (including all schedules and exhibits hereto) shall survive the Closing for a period of one (1) year. Notwithstanding any other provision of this Agreement Seller’s aggregate liability in respect of all claims that the Company and/or any and all Purchasers may have against it pursuant to this Agreement will not exceed that amount of the Gross Purchase Price.

(b) Indemnification by Purchasers. From and after the Closing, each Purchaser agrees, severally and not jointly, to indemnify the Company and the Seller and each of their affiliates and each of their managers, directors, officers, employees, agents and advisors (including financial advisors, attorneys and accountants) against all actual Losses actually incurred by the Seller, caused by (i) any breach of any representation or warranty made by such Purchaser in this Agreement or in any document or certificate delivered by the Seller pursuant to this Agreement; and (ii) any breach of any covenant or obligation of such Purchaser this Agreement or any documents required to be performed by any Purchaser on or prior to the Closing Date or after the Closing Date.

6.03. Indemnification Procedures.

(a) Except to the extent set forth in this Section 6.03, a Party will not have any liability under the indemnity provisions of this Agreement with respect to a particular matter unless a written notice (a “Claim Notice”) setting forth in reasonable detail: (i) the breach or other matter giving rise to such indemnification claim which is asserted, (ii) the estimated amount, if reasonably practicable, of the Losses that have been incurred by the Indemnified Party in connection therewith, and (iii) copies of any notices, claims or complaints sent or filed by the claimant, has been given to the Indemnifying Party promptly, but in any event within thirty (30) days, after the Indemnified Party becomes aware of such claim (including the assertion or commencement of any third-party claim). Notwithstanding the preceding sentence, failure of the Indemnified Party to give timely notice hereunder shall not release the Indemnifying Party from its obligations under this Section 6.03, except to the extent the Indemnifying Party is actually prejudiced by such failure to give notice. With respect to Losses described in Section 6.02(a), the Seller whose breach caused the Loss shall be the “Indemnifying Party” and the applicable Purchaser who incurred such Loss, shall be the “Indemnified Party”. With respect to Losses described in Section 6.02(b), the Purchaser whose breach caused the Loss shall be the “Indemnifying Party” and the Seller or its affiliate or Representative who incurred such Loss, as applicable, shall be the “Indemnified Party”.

(b) Upon receipt of notice of any claim, suit, action or legal proceeding by a third party for which indemnification might be claimed by an Indemnified Party (a “Third-Party Claim”), the Indemnifying Party shall be entitled to defend, contest or otherwise protect against the Third-Party Claim at its own cost and expense, by providing written notice to the Indemnified Party of such election within thirty (30) days after the Indemnified Party receives a Claim Notice with respect to such Third-Party Claim, and the Indemnified Party must cooperate in any such defense or other action; provided, that the Indemnifying Party may not control the defense of any Third-Party Claim that is criminal in nature or that seeks non-monetary equitable relief that would reasonably be expected to be material to the Indemnified Party if adversely determined. The Indemnified Party shall have the right, but not the obligation, to participate at its own expense in defense thereof by counsel of its own choosing, but the Indemnifying Party shall be entitled to control the defense unless the Indemnifying Party does not elect to assume defense of the Third-Party Claim, is not entitled under this Section 6.03 to control the defense of the Third-Party Claim or fails to competently conduct the defense of such Third-Party Claim. If the Indemnifying Party undertakes the defense of a Third-Party Claim, the Indemnified Party shall not, so long as the Indemnifying Party competently conducts the defense thereof, be entitled to recover from the Indemnifying Party any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof, except (i) where separate representation is necessary, in the reasonable opinion of counsel to the Indemnified Party, to avoid a conflict of interest that cannot be waived such that representation of both parties by the same counsel would violate processional standards of conduct for attorneys in the jurisdiction where the Indemnifying Party’s counsel is practicing on behalf of the Indemnifying Party, or (ii) reasonable costs of investigation undertaken by the Indemnified Party with the prior written consent of the Indemnifying Party. If the Indemnifying Party assumes the defense of a Third-Party Claim, no compromise or settlement of the Third-Party Claim may be effected by the Indemnifying Party without the Indemnified Party’s consent (which consent shall not be unreasonably withheld, conditioned or delayed). In the event the Indemnifying Party does not elect to assume control of the Third-Party Claim or otherwise is not entitled to control such Third-Party Claim in accordance with this Section 6.03, the Indemnified Party shall have the right, but not the obligation, thereafter to defend, contest or otherwise protect against the same and make any compromise or settlement thereof and recover the entire cost thereof from the Indemnifying Party including, without limitation, reasonable attorneys’ fees, disbursements and all amounts paid as a result of such Third-Party Claim or the compromise or settlement thereof. Notwithstanding the foregoing, the Indemnified Party may not compromise or settle any Third-Party Claim without the prior written consent of the Indemnifying Party (such consent not to be unreasonably withheld, delayed or conditioned).

ARTICLE VII

GENERAL PROVISIONS

7.01 Expenses. Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the transactions contemplated by this Agreement, including all fees and expenses of agents, representatives, counsel, and accountants. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

7.02 Confidentiality. the Company, the Seller and the Purchasers will maintain in confidence, and will cause their respective directors, officers, employees, agents, and advisors to maintain in confidence, any written, oral, or other information obtained in confidence from another party in connection with this Agreement or the transactions contemplated by this Agreement, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any required filing with the Commission, or obtaining any consent or approval required for the consummation of the transactions contemplated by this Agreement, or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings or applicable Law.

(a) In the event that any party is required to disclose any information of another party pursuant to this Agreement, the party requested or required to make the disclosure (the “Disclosing Party”) shall provide the party that provided such information (the “Providing Party”) with prompt notice of any such requirement so that the Providing Party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 7.02. If, in the absence of a protective order or other remedy or the receipt of a waiver by the Providing Party, the Disclosing Party is nonetheless, in the opinion of counsel, legally compelled to disclose the information of the Providing Party, the Disclosing Party may, without liability hereunder, disclose only that portion of the Providing Party’s information which such counsel advises is legally required to be disclosed, provided that the Disclosing Party exercises its reasonable efforts to preserve the confidentiality of the Providing Party’s information, including, without limitation, by cooperating with the Providing Party to obtain an appropriate protective order or other relief assurance that confidential treatment will be accorded the Providing Party’s information.

(b) If the transactions contemplated by this Agreement are not consummated, each party will return or destroy all of such written information each party has regarding the other party.

7.03 Notices. All notices, demands, consents, requests, instructions and other communications to be given or delivered or permitted under or by reason of the provisions of this Agreement or in connection with the transactions contemplated hereby shall be in writing and shall be deemed to be delivered and received by the intended recipient as follows: (i) if personally delivered, on the business day of such delivery (as evidenced by the receipt of the personal delivery service), (ii) if mailed certified or registered mail return receipt requested, two (2) business days after being mailed, (iii) if delivered by overnight courier (with all charges having been prepaid), on the business day of such delivery (as evidenced by the receipt of the overnight courier service of recognized standing), or (iv) if delivered by facsimile or email transmission, on the business day of such delivery if sent by 6:00 p.m. in the time zone of the recipient, or if sent after that time, on the next succeeding business day, in each case with affirmative confirmation of receipt. If any notice, demand, consent, request, instruction or other communication cannot be delivered because of a changed address of which no notice was given (in accordance with this Section 7.03), or the refusal to accept same, the notice, demand, consent, request, instruction or other communication shall be deemed received on the second business day the notice is sent (as evidenced by a sworn affidavit of the sender). All such notices, demands, consents, requests, instructions and other communications will be sent to the following addresses or facsimile numbers as applicable.

If to the Company:

mLight Tech, Inc.

c/o Hunter Taubman Fischer & Li LLC

1450 Broadway, 26th Floor

New York, NY 10018

Attn: Todd Sudeck, CEO

If to the Seller:

At the Address set forth in this Agreement.

If to the Purchasers:

At the Address set forth on Exhibit A hereto.

7.04 Further Assurances. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other parties may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

7.05 Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other parties; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

7.06 Entire Agreement and Modification. This Agreement supersedes all prior agreements by and among the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement by and among the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party against whom the enforcement of such amendment is sought.

7.07 Assignments, Successors, and No Third-Party Rights. No party may assign any of its rights or obligations under this Agreement without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of and be enforceable by the respective successors, heirs, executors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

7.08 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

7.09 Section Headings, Construction. The headings of sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms. The parties hereto agree to waive the application of any law of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

7.10 Effect of Closing. All representations and warranties of the parties shall be true and correct as of the Closing and shall survive for one (1) year after Closing except as may otherwise be set forth in Article VI (Remedies). All covenants shall survive as set forth in Section 5.06.

7.11 Certain Definitions. For purposes of this Agreement, the following capitalized terms have the following meanings. Other capitalized terms are defined elsewhere in this Agreement.

(a) “Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

(b) “Governmental Authority” means any federal, state, local or foreign government or political subdivision or union thereof (including the European Union), or any department, agency or instrumentality or fully-owned or partially-owned enterprise of such government or political subdivision or union, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of law), or any arbitrator, court or tribunal of competent jurisdiction.

(c) the terms “Knowledge” and “Known” and words of similar import mean:

(i) with respect to a Seller, shall mean the actual present knowledge of a particular matter by Seller, without independent inquiry;

(ii) with respect to the Company, shall mean the actual present knowledge of a particular matter by the Company or of Todd Sudeck, CEO of the Company, in each case without independent inquiry.

(iii) with respect to Purchaser, shall mean the actual present knowledge of such Purchaser, provided it shall be assumed that such Purchaser, shall have made reasonable and customary inquiry of the matters in question.

(d) “Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

(e) “Order” means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Authority.

(f) “Permitted Liens” means (a) Liens for taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves have been established with respect thereto, (b) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred or deposits made in the ordinary course of business in connection with social security, (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, or (v) Liens arising under this Agreement or any agreement attached hereto or made a part hereof.

7.12 Mutual Cooperation. The parties hereto shall cooperate with each other to achieve the purpose of this Agreement, and shall execute such other and further documents and take such other and further actions as may be necessary or convenient to effect the transaction described herein.

7.13 Waiver of Jury Trial. ALL PARTIES HEREBY WAIVE THEIR RIGHTS TO TRIAL BY JURY WITH RESPECT TO ANY DISPUTE ARISING UNDER THIS AGREEMENT OR ANY DOCUMENT OR INSTRUMENT DELIVERED HEREUNDER.

7.14 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

7.15 Escrow Agent’s Role. The Seller, the Purchasers and the Company understand and agree that the Escrow Agent is not a principal, participant or beneficiary of the underlying transactions which necessitate this Agreement. The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein and may rely and shall be protected in acting or refraining from acting on any instrument believed by it to be genuine and to have been signed or presented by the proper party or parties, their officers, representatives or agents. So long as the Escrow Agent has acted in good faith or on the advice of counsel or has not been guilty of willful misconduct or gross negligence, the Escrow Agent shall have no liability under, or duty to inquire beyond the terms and provisions of this Agreement, and it is agreed that its duties are purely ministerial in nature. The Seller shall have full responsibility to assure that all documents required by the Agreement are so delivered to the Escrow Agent, and Purchasers shall have the full responsibility to review all documents for completeness and accuracy. The Escrow Agent has acted as legal counsel for the Purchasers and the Company. The Seller, the Purchasers and the Company consent to the Escrow Agent in such capacity as legal counsel for the Purchasers and waive any claim that such representation represents a conflict of interest on the part of the Escrow Agent.

[SIGNATURE PAGE OF PURCHASERS TO FOLLOW]

In witness whereof, this Securities Purchase Agreement has been duly executed by the undersigned as of the date first above written.

PURCHASER:

By:	/s/ Huibin Su
Name:	Huibin Su

By:	/s/ Jiyin Li
Name:	Jiyin Li

By:	/s/ Chaoran Zhang
Name:	Chaoran Zhang

[Signature Page to Securities Purchase Agreement]

In witness whereof, this Securities Purchase Agreement has been duly executed by the undersigned as of the date first above written.

MLIGHT TECH, INC.:

By:	/s/ Todd Sudeck
Todd Sudeck
Title:	President

ACKNOWLEDGED AND AGREED AS TO SECTIONS 1.05 & 5.03 ONLY:

THE DING KING TRAINING INSTITUTE, INC.:

By:	/s/ Todd Sudeck
Todd Sudeck
Title:	CEO

[REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

[SIGNATURE PAGE OF SELLER TO FOLLOW]

[Signature Page to Securities Purchase Agreement]

In witness whereof, this Securities Purchase Agreement has been duly executed by the undersigned as of the date first above written.

SELLER:

By:	/s/ Todd Sudeck
Name:	Todd Sudeck

[REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

[Signature Page to Securities Purchase Agreement]

In witness whereof, this Securities Purchase Agreement has been duly executed by the undersigned as of the date first above written.

ACKNOWLEDGED AND AGREED TO BY

HUNTER, TAUBMAN FISCHER & LI LLC,

AS ESCROW AGENTAS TO

SECTIONS 1.03, 1.04 & 7.15 ONLY

By:	/s/ Arila Zhou
Name:	Arila Zhou
Title:	Partner

[Signature Page to Securities Purchase Agreement]

Schedule 2.01

List of the Company’s jurisdiction of organization and each other jurisdiction in which the Company presently conducts its business or owns, holds and operates its properties and assets

mLight Tech, Inc.

State of Incorporation- Florida

Office and Operations- Florida

Ding King Training Institute, Inc.

State of Incorporation- California

Office and Operations- California

Schedule 2.02

The Company has a wholly owned subsidiary, Ding King Training Institute, Inc., a corporation organized under the laws of California (“DKTI”) and operating nationwide in the United States.

Schedule 2.10

Liabilities of the Company not listed on the Company’s Balance Sheet

None.

Schedule 2.14

Fees of Commissions owed to Brokers of the Company

None

Schedule 2.18(a)

Employees of the Company

There are eight (8) full time employees, including our sole officer and director, and five (5) independent contractors, including the instructors for our courses.

	Name	Position	Annual Salary
1.	Todd Sudeck	CEO, President, Secretary, CFO and Director	Range between $150,000-$250,000 annually

Schedule 2.18(b)

Employees of the Company other than at-will Employees

None

Schedule 2.23

Bank Accounts and Safe Deposit Boxes of the Company

None.

Schedule 2.26

Exceptions to the Company’s Filing of Required SEC Reports

None

Schedule 3.03

Outstanding Rights to Acquire Shares or other Interests in the Company

None

EXHIBIT A – LIST OF PURCHASERS

	Name	Purchase Price	Address	Number of Shares to Receive
1	Huibin Su	$234,722.00	Room 503, 5th Garden St, Haizhu District, Guangzhou, Guangdong Province, P.R.China	130,000,000
2	Jiyin Li	$72,222.00	No. 12, 5th Building, No. 2 Dirun Rd, Jinshui District, Zhengzhou, Henan Province, P.R. China	40,000,000
3	Chaoran Zhang	$18,056.00	No. 15, Huanhu Rd., Nianfeng Villa, Dongcheng District, Dongguan City, Guangdong Province, P.R.China	10,000,000
Total		$325,000.00		180,000,000